Exhibit 4.41

-Confidential-

FIFTH AMENDMENT TO SUPPLY AND DISTRIBUTION AGREEMENT

This fifth amendment (the “Fifth Amendment”) to the Supply and Distribution Agreement (as defined below) is hereby entered into by and between Kamada Ltd., a corporation organized and existing under the laws of Israel, with its principal office in 2 Holzman Street, Weizmann Science Park, Rehovot 7670402, Israel (“Kamada”) and Kedrion Biopharma Inc., with its principal office at 400 Kelby Street, 11th Floor, Fort Lee, New Jersey 07024, United States of America (“KBI”) as of January 1, 2025 (the “Fifth Amendment Effective Date”). Each of Kamada and KBI may be referred to individually as a “Party” and collectively as the “Parties”. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Supply and Distribution Agreement.

Whereas:	Kamada and Kedrion S.pA., a company incorporated under the laws of Italy with its registered office at 55051 Castelvecchio Pascoli, Barga (LU) (“Kedrion Italy”) entered into a Supply and Distribution Agreement dated July 18, 2011, with respect to the Territory of the United States of America (the “Supply and Distribution Agreement” or the “Agreement”), which was assigned by Kedrion Italy to KBI on March 8, 2017, and which assignment took effect retroactively as of July 23, 2016; and which was amended as of October 15th, 2016 (the “First Amendment”) and as of October 11, 2018 (the “Second Amendment”) and as of June 3, 2019 (the “Third Amendment”) and as of June 30, 2022 (the “Fourth Amendment”). The Agreement, together with the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, shall collectively be referred to as the “Supply and Distribution Agreement”.

Whereas:	On December 4th, 2023, the Parties entered into a Binding Memorandum of Understanding (the “MOU”), which sets forth the understandings and commitments of the Parties that were meant to serve as the basis for this Fifth Amendment; and

Whereas:	The Parties seek to amend and supplement the Supply and Distribution Agreement, based on the understandings and commitments of the Parties with respect to such matters, as set forth in the MOU.

NOW THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	General

1.1	The Preamble is an integral part hereof.

1.2	Capitalized words not otherwise defined shall have the meanings ascribed to them in the Supply and Distribution Agreement.

1.3	This Fifth Amendment shall take effect as of the Fifth Amendment Effective Date.

1.4	For the sake of good order and clarity, where previous provisions are amended or supplemented hereunder, the original provisions shall be set forth below, followed by the amended provisions in full which will replace the original provisions in their entirety. Where possible, changes in drafting will be italicized and underlined, while deletions will not be visibly struck out, but rather just removed. Such italicized and underlined provisions are for the purpose of organization and transparency only and shall not have any effect on the meaning of the provisions as amended.

2.	Amendment of the Supply and Distribution Agreement

The Parties agree as follows:

2.1	The definition of “Additional Territories” as set forth in Section 2.2 of the Supply and Distribution Agreement, as follows:

“2.2. “Additional Territories” - Any territories for which Kamada shall appoint Kedrion as exclusive distributor of the Product, in addition to the Territory.

shall be replaced in its entirety by the following:

“2.2 “Additional Territories” [*****] for which Kamada shall appoint KBI or one of its affiliates as exclusive distributor of the Product, in addition to the Territory.”

2.2	The definition of “Product” as set forth in Section 2.35 of the Supply and Distribution Agreement, as follows:

“2.35 “Product” - means KamRAB as approved by the FDA for distribution in the Territory for use for the permitted indications pursuant to the Biologics License.”

shall be replaced in its entirety by the following:

“2.35 “Product” - means KamRAB as approved by the FDA for distribution in the United States for use for the permitted indications pursuant to the Biologics License, and launched by the Parties in the United States under the trademark KEDRAB.”

2.3	The definition of “Regulatory Filings” as set forth in Section 2.38 of the Supply and Distribution Agreement, as follows:

“2.38 “Regulatory Filings” - means any document or report required to be filed with respect to the FDA License Approval and the Biologics License under the Act and the associated regulations in Title 21 of the CFR, including, without limitation any supplement to the approval BLA and post-marketing report.”

shall be replaced in its entirety by the following:

“2.38 “Regulatory Filings” - means any document or report required to be filed with respect to the FDA License Approval and the Biologics License under the Act and the associated regulations in Title 21 of the CFR, including, without limitation any supplement to the approval BLA and post-marketing report; as well as any document or report required to be filed with respect to Market Approvals pursuant to Section 3.1 below.”

2.4	The definition of “Market Share” as set forth in Section 2.30 of the Supply and Distribution Agreement, as follows:

“2.30 “Market Share” - as defined in Section 5.14.1 below.”

shall be deleted in its entirety and the provisions of 5.14.1 of the Supply and Distribution Agreement shall be amended as set for herein below in this Fifth Amended so that the term “Market Share” shall no longer be defined in the amended Section 5.14.1.

2.5	The definition of “Territory” as set forth in Section 2.41 of the Supply and Distribution Agreement, as follows:

“2.41 “Territory” means the United States of America.”

shall be replaced in its entirety by the following:

“2.41 “Territory” means the United States of America, and any country in the Additional Territories for which Market Approvals were obtained, subject to Section 3.1 below.”

2.6	Section 3.1 of the Supply and Distribution Agreement, as follows:

“3.1 Kedrion Right. Kamada owns certain Technology and facilities to manufacture the Product. Kamada agrees to use the Technology to manufacture the Product to be acquired by Kedrion subject to the terms and conditions set forth in this Agreement. Effective upon the approval of the BLA, and unless Kedrion has failed to comply with it minimum order obligations under Section 5.14 below after notice and the expiration of any applicable cure periods, Kedrion shall have, and Kamada shall be deemed to have granted to Kedrion, the exclusive right (exclusive even with regard to Kamada and its Affiliates) to distribute, market, offer for sale, sell, import and promote the Product in the Territory during the Term, under the Kamada label and brand name or a Kedrion label and brand name (in which event Kamada shall be indicated as the manufacturer of the Product) it being understood and agreed that the decision of label and brand name shall be made by Kedrion in its sole and absolute discretion.

The Parties will also negotiate in good faith the granting to Kedrion of distribution right in the Additional Territories.”

shall be deleted and replaced by the following:

“3.1 KBI Right. Kamada owns certain Technology and facilities to manufacture the Product. Kamada agrees to use the Technology to manufacture the Product to be acquired by KBI or one of its affiliates subject to the terms and conditions set forth in this Agreement. Effective upon the approval of the BLA, and unless KBI or one of its affiliates has failed to comply with its minimum order obligations under Section 5.14 below after notice and the expiration of any applicable cure periods, KBI or one of its affiliates shall have, and Kamada shall be deemed to have granted to KBI or one of its affiliates, the exclusive right (exclusive even with regard to Kamada and its Affiliates) to distribute, market, offer for sale, sell, import and promote the Product in the Territory during the Term, under the Kamada label and brand name or KBI or one of its affiliates label and brand name (in which event Kamada shall be indicated as the manufacturer of the Product) it being understood and agreed that the decision of label and brand name shall be discussed and agreed between Kamada and KBI in advance. The above shall apply, mutatis mutandis, to each country of the Additional Territories, to the extent that the applicable market approvals and required licenses have been obtained for the import, distribution, marketing and sale of the Product (the “Market Approvals”) in each country of the Additional Territories. Kamada and KBI or one of its affiliates shall prepare and submit applications for Market Approvals in accordance with a Regulatory Submissions Plan to be negotiated in good faith by the Parties and set forth in a separate agreement, as well as the commercial terms related to import, distribution, marketing and sale of the Product in the Additional Territories (collectively, the “Commercial Terms”). Subject to reaching an agreement on the Commercial Terms, and upon the obtainment of applicable Market Approvals for any country included in the Additional Territories, such country shall be deemed to be a part of the Territory for the purpose of this Agreement, except with respect to BLA submissions and clinical trials pursuant to Section 3.2 and 3.4 below.

The Parties will also negotiate in good faith the granting to KBI of distribution right in each of the Additional Territories.”

2.7	Section 3.2.5 of the Supply and Distribution Agreement, as follows:

“3.2.5 Kamada shall use commercially reasonable efforts to enter into a Plasma Supply Agreement and a Quality/cGMP Agreement (collectively, the “Plasma Supply Agreements”) with[*****]. Such Plasma Supply Agreements shall be substantially in the forms currently being negotiated by [*****] and Kamada. During the Term, Kamada shall not enter into any other plasma supply agreements, without offering [*****] the right to provide equivalent Plasma under the same terms and conditions, as proposed by the other Plasma supplier.”

shall be deleted in its entirety.

2.8	Section 3.4.15 of the Supply and Distribution Agreement, as follows:

“3.4.15 without the prior written consent of Kamada, refrain from, directly or indirectly, whether as principal, partner, or as agent together with, or for any person, manufacture, use, test, promote, market, distribute or sell in the Territory, or the Additional Territories, if applicable, or otherwise deal in any product in the Territory, or the Additional Territories, if applicable, which is similar to and/or competes with the Product, during the term of this Agreement.”

shall be replaced in its entirety by the following provisions:

“3.4.15 without the prior written consent of Kamada, refrain from, directly or indirectly, whether as principal, partner, or as agent, together with, or for any person, manufacture, use, test, promote, market, distribute or sell, or otherwise deal in any product, or develop or carry out or participate in any development activities that may result in a product, which is similar to and/or competes with the Product, during the Term (including any Extended Term), provided however that nothing in this Supply and Distribution Agreement shall prohibit any of KBI and Kedrion Italy’s affiliated entities from distributing HRIG products approved prior to January 1st, 2024 in the Territory, in order to comply with any applicable laws or contractual obligations, which were made prior to January 1st, 2024.”

2.9	Section 4.2 of the Supply and Distribution Agreement, as follows:

“4.2 Ownership. Kamada shall be the exclusive owner of the BLA and, if the BLA is approved by the FDA, Kamada shall be the exclusive owner of the Biologics License. Kamada shall also exclusively own the Product IND, all Regulatory Filings pertaining to the Product and all data pertaining to Kamada’s Technology and the Kamada Marks. Kedrion shall be the exclusive owner of all data, studies, reports etc. associated with the Clinical Trials conducted by Kedrion or by any third party on its behalf under this Agreement in relation to the Product (hereinafter the “Clinical Results”), provided, however, that in the event that Kedrion fails to fully comply with (a) its obligations to finance the Clinical Trials or its share in the financing of the phase IV Clinical Trial or post marketing studies under Section 3.4.1, after thirty (30) days’ prior written notice and opportunity to cure or (b) or timely cure an Order Shortfall under Section 5.14 below, then Kamada shall, in addition to all remedies available at law or in equity, automatically become the exclusive owner of the Clinical Result and all rights related thereto, provided, however, that Kamada is not in material default in the performance of t obligations hereunder or under the Plasma Supply Agreements, it being understood and agreed that once Kamada cures such material default, the Clinical Results shall be deemed transferred to Kamada. Kedrion shall grant Kamada a perpetual license, at no cost to Kamada, terminable only upon material default by Kamada in the performance of its obligations under this Agreement or the Plasma Supply Agreements beyond any applicable notice and cure period, to use the Clinical Result for the purpose of the BLA and Regulatory Filings and other regulatory submissions worldwide for the Product, promotional materials, scientific publications, and in connection with any joint analysis and any further clinical and/or research and development activity to be conducted by Kamada. Kedrion shall also license out to Kamada, at no cost to Kamada, the Clinical Results for purposes of updating existing Product registrations which Kamada holds worldwide and for new registrations which Kamada may apply for, simultaneously with or following the BLA approval of the Product in new territories. Unless Kamada becomes the owner of the Clinical Results as described above, Kamada may not use the Clinical Results for any other purpose unless granted in writing by Kedrion.”

Shall be replaced in its entirety by the following provisions:

“4.2 Ownership. Kamada is the exclusive owner of the BLA and of the Biologics License. Kamada shall also be the exclusive owner of all Market Approvals (to the extent possible and if any Market Approval is not registered in Kamada’s name, then Kamada shall have the contractual right to have the Market Approval transferred to Kamada or any designee of Kamada upon termination or expiration of this Agreement). Kamada shall also exclusively own the Product IND, all Regulatory Filings pertaining to the Product and all data pertaining to Kamada’s Technology and the Kamada Marks. KBI shall be the exclusive owner of all data, studies, reports etc. associated with the Clinical Trials conducted by KBI or by any third party on its behalf under this Agreement in relation to the Product (hereinafter the “Clinical Results”), provided, however, that with respect to the U.S. market, in the event that KBI fails to fully comply with (a) its obligations to finance the Clinical Trials or its share in the financing of the phase IV Clinical Trial or post marketing studies under Section 3.4.1, after thirty (30) days’ prior written notice and opportunity to cure or (b) timely cure an Order Shortfall under Section 5.14 below, then Kamada shall, in addition to all remedies available at law or in equity, automatically become the exclusive owner of the Clinical Result and all rights related thereto, provided, however, that Kamada is not in material default in the performance of its obligations hereunder, it being understood and agreed that once Kamada cures such material default, the Clinical Results shall be deemed transferred to Kamada. KBI shall grant Kamada a perpetual license, at no cost to Kamada, terminable only upon material default by Kamada in the performance of the obligations under this Agreement beyond any applicable notice and cure period, to use the Clinical Result for the purpose of the BLA and Regulatory Filings and other regulatory submissions worldwide for the Product, promotional materials, scientific publications, and in connection with any joint analysis and any further clinical and/or research and development activity to be conducted by Kamada. KBI shall also license out to Kamada, at no cost to Kamada, the Clinical Results for purposes of updating existing Product registrations, which Kamada holds worldwide and for new registrations which Kamada may apply for, simultaneously with or following the BLA approval of the Product in new territories. Unless Kamada becomes the owner of the Clinical Results as described above, Kamada may not use the Clinical Results for any other purpose unless granted in writing by KBI.”

2.10	Section 5.2 of the Supply and Distribution Agreement, as follows:

“5.2. Processing. Kamada, as the owner of the Technology for the Product and any improvements thereof, shall be responsible for Processing the Product, whether by itself or by third parties, subsidiaries or Affiliates, in accordance with the Manufacturing Specifications. Said Processing shall include, without limitation, all Product labeling and other package inserts and materials required by the FDA. Kamada shall ensure that all services, facilities and Raw Materials used in connection with such manufacture comply, in all material respects, with the applicable cGMPs in effect.”

shall be replaced in its entirety by the following provisions:

“5.2. Processing. Kamada, as the owner of the Technology for the Product and any improvements thereof, shall be responsible for Processing the Product, whether by itself or by third parties, subsidiaries or Affiliates, in accordance with the Manufacturing Specifications. Said Processing shall include, without limitation, all Product labeling and other package inserts and materials required by the FDA and any Market Approvals. Kamada shall ensure that all services, facilities and Raw Materials used in connection with such manufacture comply, in all material respects, with the applicable cGMPs in effect.”

2.11	Section 5.3 of the Supply and Distribution Agreement, as follows:

“5.3. Change in Processing. Kamada shall update Kedrion reasonably in advance on any major planned changes to the Product’s manufacturing process. A change is defined as any variation that: (a) may materially affect the quality, purity, identity or strength of the Raw Materials or the Product, (b) would necessarily result in changing, altering or modifying the Product Specifications, Handling Specifications, Testing Methods (defined below), sampling procedures, validation procedures, or (c) may materially and adversely affect the quantity, availability or timing of delivery of Product. In the event that such a change is required under applicable law, regulation or by any competent regulatory authority, Kamada shall solely bear any and all costs and expenses associated with implementing said change, including, but not limited to, manufacturing and regulatory costs. Kedrion shall bear any costs of performing the studies necessary to meet any and all requirements from the FDA (including, without limitation, the requirements of 21 CFR §§ 600.14 and 601.12) needed to approve such change, including the costs of any FDA required clinical trials necessary to implement said change. The costs of the Product required for such clinical trials shall be shared equally between the Parties. Within [*****] days from receiving Kamada’s first notice of any such planned change, Kedrion may place a purchase order for up to the aggregate annual quantity of the Product set forth in the then applicable [*****] purchase forecast, and Kamada shall make its commercially reasonable efforts to supply such quantity according to a timetable that shall be agreed by the Parties and if they are unable to agree, the matter shall be resolved in accordance with the provisions of Section 19 hereof.”

shall be replaced in its entirety by the following provisions:

“5.3. Change in Processing. Kamada shall update KBI reasonably in advance on any major planned changes to the Product’s manufacturing process. A change is defined as any variation that: (a) may materially affect the quality, purity, identity or strength of the Raw Materials or the Product, (b) would necessarily result in changing, altering or modifying the Product Specifications, Handling Specifications, Testing Methods (defined below), sampling procedures, validation procedures, or (c) may materially and adversely affect the quantity, availability or timing of delivery of Product. In the event that such a change is required under applicable law, regulation or by any competent regulatory authority, Kamada shall solely bear any and all costs and expenses associated with implementing said change, including, but not limited to, manufacturing and regulatory costs. KBI shall bear any costs of performing the studies necessary to meet any and all requirements from the FDA (including, without limitation, the requirements of 21 CFR §§ 600.14 and 601.12) or Market Approvals needed to approve such change, including the costs of any FDA required clinical trials necessary to implement said change. The costs of the Product required for such clinical trials shall be shared equally between the Parties. Within [*****] days from receiving Kamada’s first notice of any such planned change, KBI may place a purchase order for up to the aggregate annual quantity of the Product set forth in the then [*****] purchase forecast, and Kamada shall make its commercially reasonable efforts to supply such quantity according to a timetable that shall be agreed by the Parties and if they are unable to agree, the matter shall be resolved in accordance with the provisions of Section 19 hereof.”

2.12	Section 5.4 of the Supply and Distribution Agreement, as follows:

“5.4. Forecasts. During the Term of this Agreement, [*****] Kedrion shall provide Kamada with a non-binding good faith forecast for the following Calendar Year, broken down into calendar quarters, for the quantity of the Product that Kedrion proposes to acquire from Kamada. During the Term of this Agreement, Kamada shall, [*****] of each Calendar Year, provide Kedrion with a non-binding good faith forecast for the following Calendar Year, broken down into calendar quarters, for the quantity of the Product that Kamada anticipates being able to produce for Kedrion. For the Calendar Year during which the BLA is approved, Kedrion and Kamada shall determine, within [*****] of such approval, a good faith estimation of the Product to be supplied to Kedrion during such partial Calendar Year, and if the BLA is procured [*****] provide the respective forecasts provided for above.”

shall be replaced in its entirety by the following:

“5.4. Forecasts. During the Term of this Agreement, [*****], KBI shall provide Kamada with a [*****] market and supply non-binding forecast, broken down into calendar quarters, for the quantity of the Product that KBI proposes to acquire from Kamada broken down to 2ml and 10ml vial presentations. Without derogating from KBI’s Minimum Purchase Commitment, throughout the Term and Extended Term thereafter, KBI will provide rolling [*****] forecasts, broken down to 2ml and 10ml vial presentations, to be updated and submitted to Kamada on a [*****] basis and no later than [*****], to be confirmed by Kamada in order to coordinate the Product shipments. KBI undertakes to maintain sufficient stock levels of the Product at all times to meet its sales forecast and market demand. The first [*****] forecast shall be binding.”

2.13	Section 5.6 of the Supply and Distribution Agreement, as follows:

“5.6. Delivery. Kamada shall deliver, or cause to be delivered, the quantity of the Product specified in an approved purchase order to a specific constant location designated by Kedrion within the Territory, as shall be mutually agreed in advance by the Parties from time to time (the “Kedrion’s Facility”) and if they are unable to agree the matter will be resolved pursuant to Article 19. [*****] shall prepay shipping and insurance (the “Shipping Costs”) for all deliveries of the Product to Kedrion’s Facility. Kedrion shall assist Kamada, as reasonably requested by Kamada, in order to minimize the number of shipments and as a consequence, the applicable Shipping Costs.”

shall be replaced in its entirety by the following provisions:

“5.6 Delivery. [*****] shall deliver, or cause to be delivered, the quantity of the Product specified in an approved purchase order [*****] (Incoterms 2020). [*****] shall bear all shipping and insurance costs for all deliveries of the Product to KBI’s Facility, and [*****] for the shipping and insurance costs (“Shipping Costs”) up to [*****] USD on a yearly basis commencing on [*****], in the form of a wire transfer to be made within [*****] of the applicable invoice. Invoice for the Shipping Costs of each quarter will be issued by Kamada on the basis of documented costs on the [*****]. KBI shall assist Kamada, as reasonably requested by Kamada, in order to minimize the number of shipments and as a consequence, the applicable Shipping Costs. If and when the Shipping Costs exceed [*****] the Parties shall conduct good-faith discussions to determine a new reimbursable Shipping Costs amount.

2.14	Section 5.7 of the Supply and Distribution Agreement, as follows:

“5.7. Title. Title and risk of loss to each shipment of the Product to be delivered to Kedrion shall remain in Kamada until delivery of the Product to Kedrion’s Facility as provided in Section 5.6. Thereafter, title and risk of loss to the Products in such shipment shall transfer to Kedrion, subject to the full and timely payment by Kedrion for the relevant shipment and except as otherwise hereinafter expressly set forth.”

shall be replaced in its entirety by the following provisions:

“5.7. Title. Title to each shipment of the Product shall transfer to KBI subject to the full and timely payment by KBI for the relevant shipment.

2.15	Section 5.14.1 of the Supply and Distribution Agreement, as follows:

“5.14.1. During the [*****] Fiscal Year period (the “Minimum Order Period”) beginning [*****] business days from the date that Kamada notifies Kedrion that Kamada has printed FDA approved packaging on a batch approved by CBER and is able to ship the Product, Kedrion shall be obligated to order from Kamada for each Fiscal Year during the Minimum Order Period, an amount of the Product which represent at least [*****] (the “Market Share”) of the US anti-rabies immunoglobulin market (the “Market”) for such Fiscal Year (the “Minimum Amount”). Should Kedrion exercise its option to extend the original Term, as provided further to the provisions of Section 13.1, then the Market Share for the first Fiscal Year of the Extended Term, shall be changed to [*****] and for the second Fiscal Year of the Extended Term, shall be changed to [*****] and the Minimum Amount for each such Fiscal Year shall be calculated using the foregoing Market Share. It is understood and agreed that during, or prior to, each Fiscal Year, Kamada shall place purchase orders for Plasma with [*****] in such amounts as may be required to produce Product units representing not less than the applicable Market Share for such [*****]. The Market Share shall be determined by reference to the publications of the Market Research Bureau (“MRB”) or such other independent third party acceptable to both Parties. If the MRB no longer publishes data regarding the Market, the Parties shall select another independent party for such purpose and if they are unable to agree in writing, as to the person or entity to replace MRS within [*****] following first raising the subject, the determination will be made in accordance with the provisions of Section 19 hereof.”

shall be replaced in its entirety by the following provisions:

“5.14.1.(a) For the fiscal years 2024-2027 KBI shall be obligated to acquire from Kamada (unless supply interruptions render Kamada unable to supply) or pay (“take or pay”) the equivalent amount in respect of the following annual Minimum Purchase Commitments:

(i)	Year 2024 = [*****]
(ii)	Year 2025 = [*****]
(iii)	Year 2026 = [*****]
(iv)	Year 2027 = [*****]

5.14.1.(b) The distribution of the above quantities between the 2ml and 10ml vial presentations and the supply schedule throughout the year will be discussed and agreed between the Parties, as part of the on-going supply chain mechanism pursuant to Section 5.4 above [*as amended in Section 2.12 of this Fifth Amendment].

5.14.1.(c) Kamada will have the right, in [*****] the supply of up to [*****] (in other words, [*****] supply of up to an [*****] provided that any such [*****] quantity will not affect KBI’s ability to meet its sales requirements. However, in no event will KBI’s total Minimum Purchase Commitment [*****], unless otherwise agreed by the Parties in writing.

5.14.1.(d) In the event Kamada [*****] under this clause, the payment terms of such [*****] will be amended in such a way that the payment due from [*****]. Example, for the avoidance of doubt: If Kamada is supposed to [*****], but Kamada exercises its right to [*****], the payment for such quantity will be [*****].

5.14.1.(e) Minimum Purchase Commitment per year for 2028 onwards shall be the [*****]. The size of the U.S. market shall be determined by reference to publications of the Market Research Bureau or such other independent third party acceptable to both Parties. KBI shall be obligated to acquire from Kamada (unless supply interruptions render Kamada unable to supply) or pay (“take or pay”) the equivalent amount in respect of the annual Minimum Purchase Commitments each year.

For the avoidance of doubt – KBI’s noncompliance with its Minimum Purchase Commitment (during the entire Term, including the Extended Term, if applicable) shall be a material breach of the terms of the Supply and Distribution Agreement.

2.16	Section 5.14.2 of the Supply and Distribution, as follows:

“5.14.2 Should Kedrion, during any given Fiscal Year occurring during the Minimum Order Period and, if applicable, during the Extended Term, fail to order an amount of Product which is equal to or exceeds the Minimum Amount for such Fiscal Year (an “Order Shortfall”), then Kedrion shall be allowed to cure such Order Shortfall by either:

(a) ordering from Kamada, in the following Fiscal Year, an amount of the Product equal to the Order Shortfall (it being understood and agreed that such order shall not change the obligation of Kedrion to order the Minimum Amount for such following Fiscal Year), subject to Kamada’s commercially reasonable efforts to manufacture units of the Product in excess of the Minimum Amount for such following Fiscal Year (it being understood and agreed that the manufacture of Product units to meet the Order Shortfall shall take reasonable priority over the manufacture of the Product units for customers outside of the Territory), or (b) paying to Kamada within sixty (60) days after the expiration of the Fiscal Year in which the Order Shortfall occurred (a “Shortfall Year”), an amount equal to the amount obtained by multiplying the difference between the number of Product units actually ordered by Kedrion for such Shortfall Year and the number of Product units representing the Minimum Amount for such Shortfall Year by fifty percent (50%) of the Purchase Price of the Product at the end of the Shortfall Year. If Kedrion fails to cure an Order Shortfall in accordance with the above provisions within one Fiscal Year of the expiration of the Shortfall Year during which such Order Shortfall occurs, then Kedrion shall (x) lose the exclusivity rights granted to it under Section 3.1 above and (y) immediately transfer, and be deemed to have transferred the Clinical Results and all rights related thereto to Kamada provided, however, that Kamada is not in material breach of its obligations hereunder and has failed to cure such breach within sixty (60) days following receipt of a written notice from Kamada. Without derogating from the foregoing, if Kedrion fails to meet the Minimum Amount in any Fiscal Year and does not make up for the Order Shortfall during the subsequent Fiscal Year as provided above, such failure shall be deemed a material breach of this Agreement by Kedrion and will allow Kamada to terminate this Agreement pursuant to Section 13.2. The Minimum Amount shall be adjusted on a pro-rata basis to compensate for any suspension of the Biologics License. Notwithstanding the minimum order provisions of this Section 5.14, Kamada shall use commercially reasonable efforts to meet Kedrion requirements for the Product in excess of the Minimum Amount. If the Order Shortfall occurs during the last Fiscal Year of the Term, the sole remedy of Kamada shall be as set forth in clauses (b), (x) and (y) of this Section 5.14.2. The provisions of this Section 5.14.2 shall survive the expiration or earlier termination of this Agreement.”

shall be deleted in its entirety.

2.17	Section 6.5 of the Supply and Distribution Agreement, as follows:

“6.5 Financial Information. Kedrion shall provide Kamada sales reports regarding sale of the Product in the Territory on a quarterly basis. Should Kamada be reasonably required to provide its insurer with additional reasonable financial details regarding Kedrion, in connection with Kamada’s foreign trade risks insurance, Kedrion agrees to provide such information to Kamada, or, at Kedrion’s discretion, directly to the insurer (subject to such insurer being bound by customary confidentiality and nondisclosure agreement).”

shall be replaced in its entirety by the following provisions:

“6.5 Financial Information. KBI shall provide Kamada sales reports regarding sale of the Product in the Territory on a quarterly basis. Quarterly reports shall include [*****]. Reports should be available to Kamada no later [*****] after the start of each Calendar Quarter. Should Kamada be reasonably required to provide its insurer with additional reasonable financial details regarding KBI, in connection with Kamada’s foreign trade risks insurance, KBI agrees to provide such information to Kamada, or, at KBI’s discretion, directly to the insurer (subject to such insurer being bound by customary confidentiality and nondisclosure agreement).”

2.18	Section 3.4.7 of the Supply and Distribution Agreement shall be replaced in its entirety by the following provisions:

3.4.7.	make written periodic reports, at least quarterly, commencing in the quarter in which the BLA is approved by the FDA, specifying: (i) the promotional activities carried out by KBI in the reported quarter; (ii) end users’ sales in the reported quarter (iii) number of KedRab accounts in the reported quarter; and (iv) any complaints and requests of customers of which KBI is aware that KBI believes have had, or in the future may have, a material and adverse effect on the marketing, sale or distribution of the Product in the Territory and Additional Territories, if applicable. KBI shall promptly report to Kamada any significant developments that could be reasonably foreseen to have an immediate material adverse impact on the marketing and sales activities of KBI with respect to the Product;

2.19	The following provisions shall be added to the end of Section 6 of the Supply and Distribution Agreement as a new Section 6.7:

“Notwithstanding the above or anything to the contrary in this Agreement, including anything to the contrary in the Third Amendment, which is hereby canceled and replaced, KBI shall have the right to cause to be issued from an American financial institution an autonomous and irrevocable L/C in favor of Kamada, guaranteeing the payment of each applicable invoice in accordance with the following terms: (a) the L/C will be in a form acceptable by the Parties, (b) the L/C will be provided to Kamada no later than [*****] from the invoice date issued by Kamada, (c) the L/C will be in a sufficient amount to cover each outstanding invoice amount, and (d) the L/C shall be valid for a period of not less than [*****] from the date of Kamada’s corresponding invoice.

Notwithstanding anything to the contrary, the following payment terms will be applicable for any invoice issued by Kamada to KBI in each of the calendar months of February, May, August, and November (the “Mid-Quarter Months”) of each year:

(i) Invoices dated between the 1st day and the 15th day of any of the Mid Quarter Months, issued by Kamada to KBI, may be settled by KBI by either: (a) causing to issue an L/C pursuant to the terms above; or (b) affect a payment in the form of a wire transfer to be made [*****] of the applicable invoice date (the “Prompt Payment”);

(ii) Invoices dated between the 16th day and the end of each of the Mid Quarter Months, issued by Kamada to KBI, will be settled by KBI in the form of a Prompt Payment; and

(iii) Prompt Payments will entitle KBI for a [*****] prompt pay discount of the paid invoice amount.

Examples for the avoidance of doubt:

Assuming Kamada issues a $1,500,000 invoice on February 13th, then KBI may settle such invoice by either issuing a L/C (pursuant to the terms above) in the amount of $1,500,000 to be delivered to Kamada no later than March 13th, or otherwise wire, to Kamada’s bank account, [*****] ($1,500,000 net of [*****] prompt pay discount) no later than March 13th.

Assuming Kamada issues a [*****] invoice on [*****], Then KBI will settle such invoice by a wire, to Kamada’s bank account, of $[*****] ([*****] net of [*****] prompt pay discount) no later than September 20th.”

2.20	Section 12.2 of the Supply and Distribution Agreement, as follows:

“12.2. Regulatory Audits. Kamada shall be responsible for all routine stability testing and sample retention as required by the FDA. Kamada shall inform Kedrion of an FDA audit pertinent to the Raw Materials, the Product, the Manufacturing Specifications, or the Handling Specifications. Kamada shall inform Kedrion in advance of planned F’A or other regulatory audits as soon as the schedule therefore is known. Kamada shall provide Kedrion with copies of any regulatory letters or documents issued by the FDA in connection with the audit or inspection within [*****] business days of Kamada’s receipt of such letter or document.”

shall be replaced in its entirety by the following provisions:

“12.2. Regulatory Audits. Kamada shall be responsible for all routine stability testing and sample retention as required by the FDA or any other applicable regulatory body. Kamada shall inform KBI of an FDA audit or any other regulatory audit pertinent to the Raw Materials, the Product, the Manufacturing Specifications, or the Handling Specifications. Kamada shall inform KBI in advance of planned FDA or other regulatory audits as soon as the schedule therefore is known. Kamada shall provide KBI with copies of any regulatory letters or documents issued by the FDA or any other regulatory body in connection with the audit or inspection within [*****] business days of Kamada’s receipt of such letter or document.”

2.21	Section 13.1 of the Supply and Distribution Agreement, as follows:

“13.1. Term. The term of this Agreement shall commence on the Effective Date and, unless this Agreement is sooner terminated in accordance with the provisions of this Section 13 or extended further to the provisions of this Section 13.1, shall expire six (6) years after the date of the notice set forth in Section 5.14.1 (the “Term”). Kedrion shall have the option of extending the Term for an additional period of two (2) Fiscal Years, (the “Extended Term”), upon written notice to Kamada, given at least [*****] months prior to the expiration of the original Term. If Kedrion notifies Kamada of its election to extend the Term pursuant to the provisions of this Section 13.1, the percentages of the Market Share to be used in calculating the Minimum Amount for each Fiscal Year of the Extended Term shall be as set forth in Section 5.14.1.”

shall be replaced in its entirety by the following provisions:

“13.1 Term. The term of this Agreement shall commence on July 18, 2011 (the “Effective Date”) and, unless this Agreement is sooner terminated in accordance with the provisions of this Section 13 or extended further to the provisions of this Section 13.1, shall expire on December 31st, 2031 (the “Term”). KBI shall have the option of extending the Term for an additional period of two (2) Fiscal Years (i.e., December 31st, 2033) (the “Extended Term”), upon written notice to Kamada, given at least 12 (twelve) months prior to the expiration of the original Term (i.e., December 31st, 2030).”

2.22	The Purchase Prices as set for in paragraph 1A of Exhibit E of the Supply and Distribution Agreement (as replaced pursuant to the Second Amendment) shall be replaced in its entirety as follows:

“1.  Purchase Price.

A. Commencing as of January 1st, 2024, and for the duration of the Term and the Extended Term (if applicable), the sale price of vials of KEDRAB from Kamada to KBI shall be as follows:

(i) For annual sales from Kamada to KBI of up to [*****] ml: [*****] of the Net Price per ml (as such term is defined in Exhibit E of the Supply and Distribution Agreement (as amended as by the Second Amendment);

(ii) For annual sales of the next [*****] ml): [*****] of Net Price per ml;

(ii) For annual sales of any quantities above [*****] ml annual sales: [*****] of Net Price per ml.

Example for the avoidance of doubt: For annual supply of [*****] ml of KEDRAB by Kamada to KBI, the average transfer price will be equal to [*****] of Net Price per ml.”

2.23	Section 4.G of Exhibit E to the Supply and Distribution Agreement (as added pursuant to the Second Amendment) is hereby deleted in its entirety.

3.	Supply Shifting

During each calendar year of the Term (and the Extended Term, if applicable), Kamada shall have the right to either [*****].

In the event Kamada exercises its rights [*****] under this clause, the payment terms [*****] will be amended in such a way that the payment due from KBI will be made [*****]. Example, for the avoidance of doubt: [*****].

4.	Press Release

Except to the extent required by applicable law or by the rules or policies of any securities regulatory authority (including any stock exchange), no Party shall make or allow to be made any disclosure or public announcement concerning the existence of discussions about, or regarding the proposed terms of the transactions contemplated hereby without the prior written consent of the other Party as to the format and content of such disclosure. Notwithstanding, it is agreed that immediately after the Parties have signed this Fifth Amendment, Kamada may, in consultation with KBI, prepare and issue a press release relating to the execution of this Fifth Amendment and the material terms hereof.

5.	Integration and Continuation

5.1	In the event of any inconsistency amongst the provisions of this Fifth Amendment, the Supply and Distribution Agreement and/or the MOU, these provisions of this Fifth Amendment shall supersede.

5.2	This Fifth Amendment shall become an integral part of the Supply and Distribution Agreement as amended, and all other provisions not amended herein shall remain in full force and effect.

5.3	This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

[Signature page to follow]

IN WITNESS WHEREOF the Parties hereto have signed this Fifth Amendment as of the Fifth Amendment Effective Date set forth hereinabove.

Kamada Ltd.	Kedrion Biopharma Inc.

By:	By:

Title:	Title:

Name:	Name:

By:

Title:

Name: